Exhibit 99.1

Press Release April 26, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Issues Statement Regarding Industry Consolidation Activity

FORT WAYNE, INDIANA, April 26, 2007— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today issued a statement to clarify its position regarding recent consolidation activity in the U.S. metals industry. In response to inquiries and comments recently made in the press regarding M&A activity, SDI stated that it is not currently in talks concerning, nor does it have any immediate plans to involve itself in, any of the potential primary-steelmaking consolidation transactions that have recently been the focus of interest in the financial press.

“SDI is a growth company that has always prudently evaluated growth opportunities whether they are organic or by acquisition,” said Keith Busse, Chairman and CEO of Steel Dynamics. “We believe that some of the multiples being paid, offered, or suggested for certain steel-making assets may not represent the best values or alternatives for SDI shareholders. Organic or greenfield growth in certain sectors (expanding existing SDI facilities, or building and operating new, more cost-effective operations) may well be a better alternative.

“Since our start-up in 1996, Steel Dynamics has achieved a compound annual growth rate of over 20 percent and has consistently demonstrated some of the best operating and financial metrics among U.S. steelmakers. To a large extent, our growth has resulted from the successful construction and operation of new, efficient steelmaking operations. We have looked at many M&A opportunities over the past few years and have sought to pursue relatively few. The acquisitions we have made in recent years have been at reasonable valuations and are providing strong returns on invested capital.

“Steel Dynamics continues to be interested in pursuing growth at a reasonable price, balancing the additional premium that may be required by an acquisition against the cost of internal growth project opportunities. Our management team, which we regard as one of the industry’s strongest in terms of technical, commercial, and entrepreneurial skills, will continue to look at opportunities that make sense for the company, and thus, our shareholders. Each opportunity will be evaluated on its own merits.

“With respect to SDI’s tolerance for financial leverage, it has not been our practice to over-lever our company, nor do we intend to do so in the future. Through disciplined growth, our debt-to-capitalization ratio has declined markedly over the past few years. SDI’s balance sheet and capital structure depict an extremely strong company with great financial flexibility. While we are in a strong position to undertake various projects to foster further growth, we would only expect to proceed with projects or acquisitions that are prudent from a financial and business operations perspective,” Busse said.

Forward-Looking Statements

This press release contains some predictive statements about future events, such as the merger or acquisition of companies with or by  Steel Dynamics, the possible investment in and/or construction of new production facilities, taking on additional indebtedness, and the company’s strategies to achieve future growth. These strategies are subject to change and may not play out as we currently expect and intend. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com